Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Establishment Labs Holdings, Inc. on Form S-8 of our report dated May 10, 2018 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Establishment Labs Holdings, Inc. as of December 31, 2017 and 2016, and for the years ended December 31, 2017 and 2016 appearing in the Registration Statement of Establishment Labs Holdings, Inc. on Form S-1 (File No. 333-225791).

/s/ Marcum LLP

Marcum LLP Irvine, CA July 25, 2018